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                                                                    EXHIBIT 99.1

    Stater Bros. Holdings Inc. Announces Achievement of Requisite Consents
                    And $440.0 million Senior Note Offering

Colton, California, July 16, 1999 -- Stater Bros. Holdings Inc. ("Stater Bros.") announced that as of 5:00 p.m., New York City time, on July 15, 1999, it had received consents and tenders from registered holders representing approximately 97% of the outstanding principal amount of its 11% Senior Notes due 2001 (the "11% Notes") and 100% of the outstanding principal amount of its 9% Senior Subordinated Notes due 2004 (the "9% Notes", collectively with the 11% Notes, the "Notes"). The Notes are the subject of a concurrent cash tender offer and consent solicitation, which commenced July 1, 1999.

As the Company has received the consent of the requisite aggregate principal amounts of the Notes outstanding, the Company intends promptly to cause the execution of the supplemental indentures reflecting the proposed amendments to the indentures governing the Notes.

As previously announced, the tender offer will expire at 12:00 Midnight, New York City time, on July 29, 1999, unless extended. Holders may tender their Notes until such date. Noteholders must consent to the proposed amendments in order to validly tender.

Stater Bros. intends to finance the tender offer with a portion of the net proceeds from an offering of $440.0 million principal amount of senior notes due 2006 (the "New Senior Notes"). The New Senior Notes will be governed by the terms of a new indenture. The New Senior Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the Notes. The offer and consent solicitation are made solely by the Offer to Purchase and Consent Solicitation Statement dated July 1, 1999.

Stater Bros. is the largest independently-owned supermarket chain in Southern California. The first Stater Bros. market opened in 1936 in Yucaipa, California, which is located in the Inland Empire region of Southern California. The Company currently operates 112 supermarkets, 81 of which are located in the Inland Empire counties of San Bernardino and Riverside, one of the fastest growing areas in the United States. Stater Bros. is privately owned and is headquartered in Colton, California.

On May 7, 1999, Stater Bros. entered into an agreement with Albertson's, Inc. to purchase 43 supermarkets and one future store site. The purchase price for the supermarkets and future store site is estimated to be $147 million, consisting of $108 million for land, buildings and equipment plus the value of inventories on hand at closing, estimated to be $39 million. The 43 supermarkets acquired from Albertson's are located as follows: Orange County (14 supermarkets), Los Angeles County (14 supermarkets), San Diego County (10 supermarkets) and Riverside County (5 supermarkets).